Exhibit 99.1

On April 26, 2007 Horizon Lines, Inc. hosted a conference call to discuss financial results for the first quarter ended March 25, 2007. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

Operator:	Good morning ladies and gentlemen, and thank you for standing by. Welcome to the Horizon Lines first quarter 2007 earnings release conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by one, on your touchtone phone. If you would like to withdraw your question, press the star, followed by the two. If you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Thursday, April 26th, 2007.

I would now like to turn the conference over to Mike Avara, Vice President of Investor Relations and Treasurer. Please go ahead, sir.

Mike Avara:	Thank you. Good morning everyone, and welcome to the Horizon Lines first quarter 2007 earnings release call. Thank you for joining us today.

Our senior management team is quite dispersed again today for the call. Chuck Raymond, our Chairman, President and CEO; John Handy, our Executive Vice President; and Mark Urbania, our Senior Vice President and CFO; will be conducting the call from Oakland. John Keenan, our Senior Vice President and Chief Transportation Officer, is in South Korea, taking delivery on Monday of our fourth new vessel, the Horizon Falcon. Brian Taylor, our Senior Vice President of Sales and Marketing, is in Charlotte with me this morning.

Before we begin, I need to take a minute to reference our Safe Harbor statement on page two. During this call, we will be making certain forward-looking statements. Although we believe these statements are reasonable, we can provide no assurance of course, that they will actually prove correct. Important risk factors that can cause these statements to vary from these projections are contained in our filings with the SEC and I would suggest that you review those filings for more information.

With that, I’m going to turn the call over to Chuck Raymond, our Chairman, President and CEO. Chuck?

Chuck Raymond:	Good morning folks, and thank you very much for dialing in. I will speak just briefly about the highlights of the quarter and then turn it over to John Handy. John then will introduce Mark Urbania who will take you through the financials.

Another great quarter for Horizon Lines; record first quarter earnings on operating revenues that are just slightly down from 2006. It is the 21st consecutive quarter of EBITDA growth for our Company. We were able to deliver those earnings through pretty stringent cost controls; the structural savings that we’re bringing into the Company through the EDGE initiative and some general rate increases that have more than offset our volume softness.

I’m pleased to report that our new vessel fleet enhancement initiatives on the TP1 service, the Transpacific Line 1 Service, is on track and nearing completion. Our Horizon EDGE project, that we’ve talked to you about before, has met all of the milestones and continues to deliver increased benefits. And it’s important that we have that program. When revenue was soft, we did what good companies do, which is to anticipate that, be prepared for it and be able to manage the overhead and the variable costs of the Company according to it.

And then finally, service excellence awards for the Company continue, something that we’re very proud of and it reflects the customer confidence that we’ve earned over the years. With that, I’ll turn this call over to John Handy, our Executive Vice President. John—?

John Handy:	Thank you Chuck and good morning, everyone. On chart 7 I’ll cover some of our operating highlights on subsequent slides, but just the top bullets here. If you look at our market conditions, they have been soft, especially in Puerto Rico. The extended extremely cold winter in Alaska had an impact on our volumes for Alaska as well.

I’ll cover some higher cargo margin mix and general rate increases and the fuel surcharge on a later slide. And then I’ll give you a view of our economic outlook as we look to the rest of the year. Then, a few words about the competitive landscape as we view it. I’ll go into Horizon EDGE in a little bit more detail than what Chuck just mentioned. We’re really proud of that effort.

I’ve got some updates on the TP1 fleet enhancement. I’ll reflect our vessel operating metrics. And then I’ll point out clearly those service excellence awards that Chuck mentioned that we’re so proud of.

If you look at chart 8, volume updates, you’ll see from the bar chart that we were about 4,700 loads lower in the first quarter of 2007 than we were in the first quarter of 2006. As I mentioned just a minute ago, Alaska had the coldest winter they’ve had in five years, which certainly delayed the normal spring shipments up there. Seafood consequently was late starting, but we’re recovering significantly now. Those seafood loads will continue well into the second quarter.

Hawaii volumes were impacted by adverse weather, not only on the island but en route. And then we had several minor ship malfunctions that certainly caused other delays that had an impact, especially on our reefer volumes. So we’re back on track now with the TP1 service initiatives. And I’ll talk about that in detail, in a second.

Guam continues to be a very bright spot with solid growth. They’re up approximately 4% year over year, and continuing, driven predominantly by the military investment on the island.

As everyone knows, the Puerto Rico economy is recovering slower than we anticipated. Our volumes were certainly impacted by some holiday overstocks for the Thanksgiving-Christmas holidays. The bright spot for the island still is the pharma investment which remains robust; Abbott announced their $400 million investment in more pharmaceutical production. And tourism does remain strong, with a $3 billion contribution in 2006, with five million tourists. And as you notice, if you watch any of the TV ads, Puerto Rico really has a push on to bring tourism to them.

If you switch to chart 9, the unit revenue update; you can see the bar chart reflects the first quarter data there, just about $212 more rate per container better in the first quarter of 2007 than 2006. These rate improvements in all three trade lanes continue to offset the volume softness. As we’ve discussed many times before, this is reflective of our cargo mix focus as we get out of the lower-margin cargo and focus heavily on the reefer and higher-margin types of cargo.

And then I just mentioned that since fuel has had such a traumatic impact on everyone over the last year; it certainly had its impact on us, but we continue to appropriately mitigate those fuel prices with our fuel surcharges.

On chart 10, the 2007 economic outlook; as we look to the rest of the year, as I mentioned, Alaska is certainly warming up and the market is stabilizing. We had a record load out of Tacoma last night. It certainly indicates that we’re on the recovery there. We’re projecting a 1.2% growth in employment over 2006 in the state. Let me point out, too, that Alaska received $4.3 billion revenues out of oil in 2006, and they’re predicting a 13% increase in those revenues for 2007; all pointing to a robust economy in Alaska.

The deployment of the new vessels and schedules should improve on-time performances out to Guam, especially with the TP1 and our revised schedule serving Hawaii and the Northwest US. These are certainly a positive for the rest of the year. The Hawaii market continues to grow and we’re certainly positioned to capitalize. The gross state product still is expected to grow by over 2%, according to the economists in the State.

As to the 2007 GNP growth of 1.2% that the Government Development Bank of Puerto Rico predicted; we’ve just not seen that yet. We’ve watched, of course, the fact that energy prices and consumer confidence have depressed the economy in Puerto Rico. We remain positive, but very cautious as we see that volumes will remain pretty flat throughout the rest of the year.

In terms of a competitive update in light of those revenue and volume comments, overall market shares in all the trades remain very, very stable. Puerto Rico carriers, as we’ve mentioned before, have continued to withhold seasonal tonnage due to that slow economic growth. We’re doing the same thing.

We have regained our arrival advantage into Guam with the deployment of the new and faster TP1 vessels. Just as an anecdote; I was out at Guam for the arrival of the Hawk just a week ago, and it was a sight to see—beautiful. The customers out there are very excited to see the new tonnage in that trade.

On chart 12, the Horizon EDGE update; we have met all of our first quarter 2007 milestones. We’re excited by the fact that we completed most of our offshore port work at the end of 2006 because those very positive trends are having a powerful effect as EDGE process improvement continues to have an impact offshore. Now we have turned to domestic ports and focused on things such as supply chain and sales.

If you get right to the bottom line, we have achieved in gross savings, $0.7 million over our $6.5 million target. That’s after 46 weeks of work. And you can see the bottom line for the first quarter of 2007; our gross benefits of $3 million and net benefits of $1.4 million achieved. And I’d emphasize that we’re still very confident that the target for 2007 will be $13 million, as a minimum.

If you look at chart 13, that’s that beautiful sight I’m talking about with the Hawk coming into Tacoma fully loaded.

Chart 14, TP1 fleet enhancement update; you can see as Chuck briefly mentioned and Mike Avara I think mentioned, that John Keenan is out in Korea for the closing on the Falcon on Monday. And we’re looking excitedly towards the fact that we’ll bring the Tiger into the TP1 trade in the middle of June. Everything is on time; all the phase in has worked magnificently.

As you talk to vessel captains, they’re very, very excited about the performance of the ships. The fact that we hit the target of March 18th after so much planning is certainly something that we’re also very, very proud of.

If you look at chart 15, with our container fleet investments; we continue to invest heavily in our reefers. You’ll see that we had the first of 300 reefers in the first quarter of 2007, with an additional 600 reefers and an additional 1,600 dry boxes planned to be brought in the rest of the year. These containers have had a significant impact on our maintenance costs per load, which you’ll see if you look down to the lower left corner. And the refrigerated containers reducing from that $202 down to $74, and then certainly on dry containers, another good story with a reduction from $37 in maintenance cost down to $7.

We also were very pleased that we are acquiring 238 new flat racks of a new design that will take more and diverse cargo. We’re excited about that because of the growth in Hawaii and certainly because of the new TP1 trade out to Guam. We also are acquiring 20-foot high-cubed dual-voltage reefers for the Micronesia service, which we’re also very, very upbeat about. All of this strong investment in equipment improves our service to customers over time.

And chart 16 for vessel performance; our availability is up to a very positive 99.6% for 2007. And as we introduce those new ships, you should see that even squeak up a little bit more. Our utilization reflects that volume flatness at 84% for the first quarter of 2007, and our vessel on-time arrival, which is plus-or-minus zero minutes, is still steady at 78%.

Those new ships that I keep talking about will give us 23-knot plus speed, which allows for some catch up and avoidance of any bad weather out in the Pacific. So that will add to that on-time arrival performance and make it even more extraordinary.

And then on chart 17; this reflects all that effort on the part of the Company’s associates and that’s to deliver service excellence to all our customers. As you see there, Lowe’s 2006 Platinum Carrier Award for outstanding service for the sixth straight year; the Toyota 2006 Logistics Excellence Award for quality in export marine for the eighth consecutive year; this speaks incredibly well of the Company’s performance, but especially, as I said, of our associates. And we’re certainly thankful for them.

And with that, I’ll turn it over to Mark Urbania.

Mark Urbania:	Thank you, John. I’m on page 19 of our presentation; as Chuck said earlier, 21 consecutive quarters of EBITDA growth despite challenging market conditions, particularly in Puerto Rico. Our first quarter earnings were slightly above our midpoint of our guidance at $0.13. Very stringent cost controls, EDGE benefits kicking in, continued cargo mix upgrade, rate increases; and fuel recovery to offset that volume softness.

Deleveraging continues. We made a voluntary prepayment of $25 million on our term loan on March 30th. We are pleased to do that, our cash flows are strong. And as a result of that, our capital structure continues to improve. We’ll go over that in a moment.

Page 20, adjusted EBITDA growth; a slide that we’re very proud of here, as you can see highlighted in the yellow, $34 million continues our streak of continuous earnings growth in the first quarter and our anticipation of continuous growth through the year, which we’ll go through in the guidance in a few slides.

Page 21, our operating revenue; operating revenue is down slightly from $274.9 million to $273.7 million. Let’s turn to the next slide for an analysis of this revenue.

Again, similar to the last couple of quarters, our volume variance was offset by our rate, cargo mix, fuel recovery and a little bit better on the non-transportation revenue line. In fact, our volume variance would have been less than the $15.8 million if we had been able to get one delayed sailing out of Tacoma in the quarter that accounted for about $1 million of revenue. That will certainly benefit us in the second quarter.

From an operating income perspective, as we’ve stated, despite some volume softness in the first quarter, we were able to improve our operating income by 3.8%. Again, this was achieved through focusing on cargo mix, cost controls and just making sure we’re doing what we should do, from a P&L perspective.

On the EBITDA side, EBITDA is up 6% to $33.7 million; again a record for Horizon Lines in the first quarter.

Adjusted net income; on a comparable basis, net income improved by 25% to $4.5 million; although our actual net income was $7.1 million. The difference is a deferred tax revaluation benefit that we experienced in the first quarter as a result of the tonnage tax eligibility for the TP1 trade route.

Adjusted EPS; EPS was up 18.2% over the same period in 2006 on a comparable basis. However, EPS was actually $0.21 versus the $0.13 shown here; again, for the same deferred tax revaluation benefit in the first quarter.

Free cash flow; looking at free cash flow for the quarter, as is the case in every first quarter for Horizon Lines, we used cash. We did in the first quarter of last year, you can see $8.8 million. We used significantly more than that in the first quarter of 2007. And really it can be attributable to three things.

Working capital; we used more working capital in the first quarter of 2007 versus 2006 as we’ve paid down significantly more accounts payable. But really the main driver is the cash payments that we made on the three D-7 vessels that we lease for the Alaska trade. That was a balloon payment, if you will, in 2007 that we didn’t have in 2006, and we will not have again until 2014, when the end of the lease comes up. And then we had some TP1-related costs that weren’t there in the first quarter of 2006. All in all, that was a quarter for us, that from a cash perspective, we planned for and it’s pretty close to our plan.

On the capital structure side, it continues to improve. I already mentioned the voluntary prepayment on our term loan of $25 million. That is not reflected here because it was made after March 25th. You’ll see that benefit in the next quarter.

That said we’re very pleased to report that our debt is 3.1 times our LTM adjusted EBITDA. We’re very pleased with that. We’ll continue to improve. And then debt, as a percentage of our total capitalization of the Company is 71%, continuing to make good progress there.

Finally, for our guidance, for the second quarter we expect revenue to be $295 million to $300 million; EBITDA between $40 million and $43 million; and diluted EPS of $0.29 to $0.34. For the full year, we revised our revenue downward slightly to reflect the lower first quarter revenue. EBITDA remained unchanged; we’re at $173 million to $180 million. We have increased our earnings per share guidance to $1.62 to $1.73 to reflect the fact that we have refined our methodology for our tonnage tax election made in the third quarter of last year.

At that time, the guidance that I gave was to use a 20% tax rate. As we’ve refined that methodology over the last six months, our tax rate will be between 13% and 17%, down from the 20%. And that may move during the year, depending on the profitability of each of the markets that we serve; Puerto Rico, Hawaii and Alaska. As that changes, that tax rate could move up and down slightly. So I wanted to make sure that we got that out in front of you, and also to let you know as a result of that lower tax rate, we’re revising our EPS guidance upwards.

From a free cash flow perspective, $42 million to $49 million; again it’s pretty close to the guidance we gave before, with one exception. We have excluded dividends from the calculation of our free cash flow. In the past, we’ve included dividend payments and then totaled to a free cash flow number. I think the market—or most exclude that. So our free cash flow expectation for the year is $42 million to $49 million.

So very positive news for Horizon Lines for the first quarter; second quarter is looking very positive for us. We’re optimistic about the yearly guidance and with that; I’ll turn it back over to Chuck Raymond.

Chuck Raymond:	Thank you, Mark. And just a few closing remarks here. I think we’re very proud of the continued sustained history of growth in earnings at the Company, despite some market softness in the first quarter. Our earnings per share guidance for the year at $1.62 to $1.73, roughly up about 20% to 30% over 2006 full year.

As we said, we’re making good progress on our strategic programs on Horizon EDGE and on the TP1 vessels. We’re very happy with the success on these new ships and what they’re going to do for us going forward.

Effective use of our operating cash flows continue to improve our Company; making investments in containers and in facilities in Alaska, Hawaii and in Puerto Rico; and then finally, our management team, coupled with this improving balance sheet and the new members on our Board of Directors that we’re bringing on; is positioning the Company we believe, very well for more future successes.

And with that, I’ll turn the call back to the questions and answers.

Question:	Thank you. Good morning, everybody.

Chuck Raymond:	Good morning.

Question:	You just closed with talking about uses of cash in investments in the core business. Are there any acquisitions out there that you’re looking at, whether it be in your core business; but primarily in kind of secondary or complementary businesses to what you do right now—such as logistics?

Chuck Raymond:	We are working on one very small acquisition that we’ve had in the pipeline for a little while. We’ll be talking about that in a few weeks. That’s related to our Hawaii service. We are examining very carefully a number of opportunities both in the core business as well as very closely associated to it in the logistic space. But we’re not prepared obviously, to talk about who those companies might be at this point.

Question:	Any update on the use of the spare capacity that will be out there after the TP1 is fully implemented, whether it be coastwise trade or any other options?

Chuck Raymond:	We’ve had several options there. We’ve been working pretty aggressively to position those vessels for a successful coastwise venture, predominantly on the East Coast and in the Gulf. We have pushed Congress and the Administration to deal with the harbor maintenance tax issues. I believe that will be rectified during this year. We’ve also had some extensive discussions with port authorities, customers and our labor unions to help us find a way to start up a service and make it economically successful from the first day. So, yes we are moving along on those plans.

Question:	Okay, great. And then just one last one; if the Puerto Rican economy remains weak and then doesn’t meet I guess the Bank of Puerto Rico’s forecasts, are there any contingency plans? Is there a way for you to kind of take out costs temporarily there or redeploy assets into other trade lines?

Chuck Raymond:	Well, I think that there are. First of all, the Puerto Rico operating team is doing a magnificent job of improving productivity and managing their costs. We’ve been through some of these downturns in the past and have weathered through them. We have the same enthusiasm and desire to continue to challenge old ways of doing things down there; and that’s coupled with the EDGE process, which I think is really back-up ammunition here. Should we see that market continue to soften, I’m not sure we can pull capacity out, because we have pretty effective capacity utilization in that trade. But I think that the EDGE process has us positioned to operate much more efficiently for the rest of the year. I hope that answers your question.

Question:	Hi, good morning. Just a quick follow up on the cost front; with revenue expectations a little bit softer and putting aside the potential—maybe Puerto Rico stays soft or not—but based on your current expectations for business; are there additional cost levers you need to accelerate or pull to stay at that EBITDA outlook that you’ve given.

Mark Urbania:	No. Based on the forecast that we put out there on the guidance side for revenues; we’re very comfortable that there are not additional things that need to be done on the cost side—levers to pull as you put it. We’re very comfortable with the guidance range that we’ve given, which we haven’t changed from the last time we were all gathered here on the phone. We’re very comfortable with that, and frankly, we’re very comfortable with our revenue and our earnings guidance.

Question:	Okay, great. And then just given the softness in tonnage in the first quarter, how do you sort of envision volumes looking? I mean do we get back into the black on volume growth as quickly as the second quarter or is that more in the second half of the year?

Chuck Raymond:	The way we’re looking at our revenue growth for the year is that it’s about 4.5% overall from the end of 2006 to the end of 2007. We believe that 1% of that will come through volume growth but the balance will be made up of rate and cargo mix. But that will come in the second half of the year as opposed to the first half of the year. I think that if you look at our second quarter here on the revenue and the EBITDA and the EPS guidance that we have, it is ahead of second quarter of 2006. So we feel pretty positive. And if you understood the message from what John Handy was saying earlier, Puerto Rico continues to be soft.

The Alaskan economy is really just getting a late start because of the hard winter conditions. We were off-schedule in Hawaii. That really cost us some freight. We’re back on schedule now and we should have a pretty good second quarter and second half of the year.

Question:	Right, and just finally from a tax-rate standpoint, I understand the range for 2007. Thinking longer term, is that a reasonable range to think about beyond 2007?

Mark Urbania:	I think so. And the reason I say that—and the same reason I stated a couple of quarters ago— is that as our eligible tonnage tax service, which is Guam and Asia now; which is about a break even for us over the next 12 months as we’ve covered before—but as that picks up and we begin to generate more revenue and profitability, my expectation is that will offset the growth from an income perspective in Hawaii and Alaska, which means we should still stay in that tax range.

Question:	A couple questions on Puerto Rico in particular; the temporary government shutdown occurred last May and the change in the tax law was last June—do you expect year-over-year comps to get easier in the back half of the year because of that and is that driving the sort of 6% to7% revenue growth you’re forecasting for the back half of the year?

Chuck Raymond:	We had the fortune to be down in Puerto Rico last week; several of us, and had a lot of discussions with our key customers. The view down there is that two things are happening. One is that the impact of the change in taxation process has not yet fully been worked through. As you know, there was a change from an excise tax to a consumption tax and so the citizens feel like they’re being double taxed right now. It will take a little bit of time for that to work through. And we believe that that will improve the disposable income in the latter half of 2007.

I think the other thing is the same kind of political gridlock on the island as we’re experiencing somewhat here in Washington D.C. I think the combination of those two things right now has the confidence at a fairly low level.

Now having said that, as we work through the tax issues and as we get closer to the 2008 election cycle in Puerto Rico, and we’ve gone back and checked how that market has responded in the face of the forward election year, we believe that things will strengthen as we get into the second half of this year and move in toward 2008. I hope that helps you.

Question:	It does. Thanks. And on TP1, we were under the impression that the TP1 would add an additional $15 million or so in operating costs in the second quarter and close to $40 million for the year. But based on sort of your guidance and margin expansion implied; I was just wondering if that’s still the case or if you can provide an update there.

Chuck Raymond:	What we’re seeing is the fact that yes, we will incur more costs from a TP1 perspective in the second quarter by virtue of the fact that a lot of these ships are being delivered. We’ve still got a couple of deliveries to go. So we will incur some of that cost. We also expect some of the EDGE benefits to offset that cost, along with normal growth in the business. That ends up with the numbers that we represent here in the second quarter.

Question:	Okay, and final question is that chart that you showed about the improvement in maintenance cost per load; is that solely driven—is that solely a function of the new containers or is there something else there that’s driving that, because it’s pretty significantly down 80% or so?

John Handy:	It is two things. This is John Handy. Two things; new equipment and the EDGE process as we look at how you reduce maintenance cost overall. And so all of that contributes to those numbers that you see there and we’ll continue to push not only the new equipment, but certainly the EDGE aspects and its impacts.

Question:	Just maybe to follow up on the maintenance question; is that something that levels off at the level that you showed in the slide or is that an area of—maybe over the next couple of years you continue to sort of eek out additional improvement there as you bring on new equipment?

John Handy:	It’s the latter. What we’re really zeroed in on there of course are refrigerated containers and dry containers. But you could have the same math. It has an impact on all the new equipment that we’re buying, replacing old equipment. So all of the sum total of the efforts of reducing maintenance costs by acquisition and then EDGE process improvements, you’ll see it having an impact throughout not only the rest of the year but into next year as well.

Question:	Okay. And then just to clarify; it almost sounded like that you were saying that due to the weather impacts of Alaska in the first quarter that perhaps some volumes would be pushed into the second quarter in that market; am I misstating that?

John Handy:	No, you’re absolutely right. The impact not only was on what I would call the normal anticipated first quarter loads to Alaska, but in the seafood market coming back southbound. Because of the terrific freeze—there wasn’t a terrible snowfall, it’s just extreme cold that reduced the efforts of everybody on those two particular market areas. So as the thaw has taken place, you see the loads—essentially the volume that was built up is now flowing both north and southbound.

So some of that seafood that was typically a first quarter gain is now into the second quarter and a lot of the spring push for everything from garden supplies to our prime customers; all that is continuing to improve. So you’ll see that where we normally have a little bit of a dry spell in this time of year, we’re getting that first quarter spillover into the second quarter.

Question:	Hi. Can you clarify when you reconfigure your fleet—are you going to add capacity to Puerto Rico at all?

Chuck Raymond:	John, we are not. The additional capacity in the Puerto Rico trade is in the range of about 100 slots a week, which is about less than 1% capacity addition.

Question:	Okay. And one of your competitors recently announced a small capacity expansion in the lane. Does that concern you at all?

Chuck Raymond:	No, it doesn’t actually. We’re not concerned about that.

Question:	Okay. And you had a press release on the short sea initiative recently and you talked about it earlier in the call—can you give me any idea of what your long-range deployment could be if that comes together in terms of number of ships?

Chuck Raymond:	I’d rather not at this point. The reason being that we’re having pretty robust discussions with a number of parties on it; I think I should just characterize it as being a service that would run probably along the Atlantic and Gulf coasts and connect three or four major ports there.

Question:	Okay. And we’d all have no traffic on I-95 after that, right?

Chuck Raymond:	Actually, that’s part of the objective. I don’t think you’re going to see much of an impact on I-95 right away. Obviously a couple of ships aren’t going to do much there.

Question:	Thank you, good morning. Just one clarification; on the free cash flow projection, could you give us the updated CapEx figure that you’re using in making that projection?

Mark Urbania:	The CapEx that we’re using is the same CapEx that we’ve used all along here and it’s in the $30 million range.

Question:	$30 million? Okay. And do you have a figure tentative for 2008 on that?

Mark Urbania:	No, we’ve not given any guidance for 2008 in terms of cash or capital.

Question:	Okay. Then maybe just sort of looking at the big picture; with these new ships coming on, my take is they’re meeting your expectations for efficiency and speed so far?

Chuck Raymond:	Yes they are.

Question:	Okay. And could you just give us an idea if you take a snapshot at year-end 2007, what the incremental capacity would be in 2008 both for maybe the two different basic components of the Company, the transpacific and the other versus 2007, the capacity increase?

Chuck Raymond:	The effective capacity increase in the Pacific trade is about 400 slots a week. And in the Puerto Rico trade, as I mentioned before answering a prior question, is about 100 slots a week.

Question:	Okay. And so is there any way to get sort of a handle on what the weighted average is next year versus this year, because you’re kind of a moving target with these new ships?

Chuck Raymond:	Well, it will all be phased in at the end of this year, so for 2008 there won’t be any incremental capacity additions unless there is something extraordinary that happens in the markets.

Question:	Okay. But you can’t say what your kind of weighted average would be next year versus this year, in terms of total available capacity?

Chuck Raymond:	No, there are a lot of things in play, including the coastwise service, which might give us a better ability to serve the Puerto Rico trade.

Question:	Right. And any further insights on the rate picture? You mentioned one thing about Puerto Rico with that one increase; any other kind of color or insights on the rate picture in either of your markets?

Chuck Raymond:	I think three things. I think number one, we have stability. The supply-demand relationship in the trades is stable. I believe that we are still, as an industry, doing the right thing in terms of recovering our fuel charges. You know, bunkers are now up at about $325-$330 a ton. And so the surcharges in all three trades continue to recover that. And then third, I would say that in the case of Puerto Rico, even though that market is a little light, we’re continuing to get rate increases that are slightly ahead of what our inflationary costs are. So in terms of real rate benefit in the Puerto Rico trade, that march that we’ve been on now since 2002, continues.

Question:	The first question that I have; I know it’s a little bit of a long while away, but about a year from now the hold co coupons that you guys issued start going cash pay on the coupon and I was wondering if you guys had thought about whether or not you would want to take those out, or how you want to deal with that or would you just suck up the higher—the actual cash pay on that coupon?

Mark Urbania:	We’ve made no final determination on how we’re going to do that. Obviously we’re looking at our capital structure. It’s in the best interest of all of our stockholders to the extent that we’re in a position to do so to extinguish our highest-cost debt, which are the hold co notes, as you’re well aware of. So to the extent that our cash flows are good, our business is vibrant, there is the distinct possibility that we could be changing our capital structure.

Question:	You probably are not going to answer this, but when you say changing your capital structure, is that those hold co notes or is that kind of the whole thing because you could refinance at lower levels anyway?

Mark Urbania:	I think it could be just the hold co or we could do the entire debt structure. We have not made that determination yet, though.

Question:	Okay. The second question is regarding—I know that you had mentioned that you were looking at some smaller logistics acquisitions. Would those be debt financed?

Mark Urbania:	Depending on the size, more than likely.

Question:	Okay. But you said that the ones that you’re looking at, at the moment are relatively small in size.

Mark Urbania:	Yes.

Question:	Okay. And then the last question I had also pertains to logistics. We’ve heard from some other logistics-type companies that we’re seeing from the larger container shippers less of a desire to send their containers farther inland—I guess as intermodal transport in the US is becoming more clogged, these container companies less and less want to send their containers into for example, the middle of the US. They’d rather just keep them closer to the ports. And I was wondering if that’s having any impact on your business or whether or not you guys have a similar desire to do that or if you could comment on that type of trend.

Chuck Raymond:	Well, I think it’s one or two particular carriers that have taken that approach. They’ve done the margin analysis on certain trade lanes. And because of the rising cost of rail, more so than anything else, I think they’ve made that determination. Now, we have access, as you know, to international containers, not only from Maersk, but other carriers as well. And so we will continue to tap that resource.

Chuck Raymond:	Okay, well I think we’ve pretty much said what the quarter looks like. We thank you for your interest and we look forward to talking to you at the end of the second quarter. Thank you and have a good day.

Operator:	Thank you. Ladies and gentlemen, this concludes the Horizon Lines first quarter 2007 earnings release conference call.

END

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